Exhibit 3.56
THE LMC REVOCABLE TRUST
Revocable Trust Agreement
NRS 89.070(1)
     This trust agreement is made on November 30, 2007, between Aurora LMC, LLC, a Nevada limited liability company (“trustor”), and James C. New, of 11360 N. Jog Road, Palm Beach Gardens, Palm Beach County, Florida; Martin J. Stefanelli, of 11360 N. Jog Road, Palm Beach Gardens, Palm Beach County, Florida; and Marcus Erling, M.D., of 3059 South Maryland Parkway, Suite 100, Las Vegas, Clark County, Nevada (“trustees”) for the purpose of enabling the trustees to hold and manage the trust estate and to carry on business as provided below.
     The revocable trust created in this instrument may be referred to as “THE LMC REVOCABLE TRUST” (this “Trust”). Trustor intends that this Trust be treated as a “grantor trust” under Internal Revenue Code Sections 671, 675, 676 and 677 during the trustor’s existence, so that solely for federal income tax purposes, the trustor is deemed the owner of the entire trust corpus and income. Trustees declare that all property now held or acquired after the effective date of this declaration by them or either of them or their successors, as trustees, and all income and profits from such property, shall be by them managed, administered, received, collected, disposed of, and distributed for the benefit of Aurora LMC, LLC as the designated beneficiary (“beneficiary”) of this instrument and any amendments to this instrument.
SECTION ONE
TRUST ESTATE
     Trustor assigns, transfers, and conveys to trustees the property described in the attached Exhibit A, which is incorporated by reference, and the receipt of which property is acknowledged by trustees. The property shall be held by trustees in trust for the purpose described below.
SECTION TWO
PURPOSE
     Trust is authorized to purchase or otherwise acquire the whole or any part of the business, property, or other assets of any person or company carrying on any business that any individual trustee of this Trust is authorized and empowered to conduct, including professional corporations incorporated to perform professional medical services. Specifically, Trust is authorized to purchase 100% of the capital stock of Laboratory Medicine Consultants, Ltd., a professional corporation. It is intended that the acquisition of 100% of the capital stock of Laboratory Medicine Consultants, Ltd. be in compliance with NRS 89.070(1).

SECTION THREE
REVOCATION AND AMENDMENT
     Trustor reserves the right at any time, by an instrument in writing delivered to trustees, to revoke or amend this Trust in whole or in part. The duties and liabilities of trustees shall under no circumstances be substantially increased by any amendment of this agreement except with their written consent.
     Marcus Erling, M.D., or a successor trustee licensed as a physician under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto) (the “Physician Trustee”), shall have the power to revoke this trust in the event of a violation of either of (i) Nevada health care laws, including but not limited to the corporate practice of medicine doctrine, or (ii) the professional medical ethical guidelines.
     Upon revocation, all property of the trust, including the shares of stock of any business acquired by the trust, shall revert and be transferred to trustor. Notwithstanding the foregoing, if upon revocation, the trust property includes stock of Laboratory Medicine Consultants, Ltd., a professional corporation, such stock shall either (i) be sold to a third party in a manner compliant with Chapter 89 of the Nevada Revised Statutes and the proceeds of such sale shall be transferred to trustor or (ii) be transferred to a third party appointed by trustor in such a manner as to be compliant with NRS 89.070(1).
SECTION FOUR
DISPOSITION OF INCOME AND PRINCIPAL AND OTHER TRANSACTIONS
WITH TRUSTOR
     After paying the necessary expenses incurred in the management of the trust estate, if any, trustees shall pay the net income of the Trust and distribute the principal of the Trust in the following manner:
     Trustees shall pay the beneficiary the net income of the trust estate, in convenient installments or as the beneficiary may direct from time to time, and shall distribute to the beneficiary such part, or all, of the principal of the trust estate as the beneficiary may request in writing from time to time. Additionally, the trustees, in the trustees’ discretion, may at any time distribute to the beneficiary such portion or portions of the principal of the trust estate as the trustees may deem necessary or advisable.
     Upon dissolution, all property of the trust, including the shares of stock of any business acquired by the trust, shall revert and be transferred to trustor. Notwithstanding the foregoing, if upon revocation, the trust property includes stock of Laboratory Medicine Consultants, Ltd., a professional corporation, such stock shall either (i) be sold to a third party in a manner compliant with Chapter 89 of the Nevada Revised Statutes and the proceeds of such sale shall be transferred to trustor or (ii) be transferred to a third party appointed by trustor in such a manner as to be compliant with NRS 89.070(1).

     Trustor shall have the right, at any time exercisable in a non-fiduciary capacity, without the approval or consent of any person acting in a fiduciary capacity, to acquire any property then held in the trust by substituting other property of an equivalent value.
     Trustor shall have the right to borrow some or all of the Trust principal without providing any security for repaying the loan.
SECTION FIVE
NUMBER AND APPOINTMENT OF TRUSTEES
     There shall be three (3) trustees. Trustor appoints James C. New, of 11360 N. Jog Road, Palm Beach Gardens, Palm Beach County, Florida; Martin J. Stefanelli, of 11360 N. Jog Road, Palm Beach Gardens, Palm Beach County, Florida; and Marcus Erling, M.D., of 3059 South Maryland Parkway, Suite 100, Las Vegas, Clark County, Nevada, as trustees of this trust.
     The trustees named in this trust instrument, by joining in the execution of it, accept the terms of the instrument and agree to perform all the duties imposed and granted on all the terms and conditions as set forth in this instrument.
     The death, incapacity, resignation, or removal of any or all of the trustees shall not terminate the trust or in any way affect its continuity.
SECTION SIX
GENERAL POWERS, LIMITATIONS AND FUNCTIONS OF TRUSTEES
     Subject to the provisions of Section Seven, in the administration of the trust, trustees James C. New, Martin J. Stefanelli, and Marcus Erling, M.D. shall have the following powers, all of which shall be exercised in a fiduciary capacity and primarily in the interest of the beneficiary, Aurora LMC, LLC:
     (a) Except as otherwise limited by this Trust Agreement, the trustees shall have the powers set forth in Nevada Revised Statutes Sections 163.265 to 163.410 inclusive, except for N.R.S. Section 163.315.
     (b) Trustees shall have absolute and exclusive control, management, and disposition of the property, business, and affairs of the trust in the same manner as if they were the absolute owners of such property, subject only to the specific limitations placed on their powers by this instrument.
     (c) The enumeration of powers contained in this article shall not be construed as limiting in any way the general powers conferred on trustees. They shall have all powers necessary, convenient, or appropriate to the purposes and ends of this trust, and are authorized to take any action that they may deem proper to carry out such purposes.

     (d) Trustees shall have the powers, among others, to purchase or otherwise acquire property, and to sell, exchange, lease, mortgage, pledge, or in any manner dispose, encumber, improve, or deal with the property of the trust, or any part of such property or any interest in such property, on such terms and for such consideration and purposes as they deem proper.
     (e) Trustees may engage in business, incur indebtedness, borrow or loan money with or without security, enter into contracts of all kinds, execute, accept, discount, negotiate, and deal in commercial paper and evidences of indebtedness, execute conveyances, mortgages, deeds of trust, leases, and any other instrument in writing; they may invest and reinvest the trust funds, if any; they may compromise or settle any suits, claims, or demands, or waive or release any rights, relating to the trust estate or business; they may appoint and employ officers, agents, and attorneys.
     (f) Trustees may sue and be sued and prosecute and defend any and all actions affecting the trust or its business or property, either in the name of the trust or in their own names.
     (g) Trustees shall have power as principal, agent, or otherwise, for such consideration as they may deem proper, to purchase or otherwise acquire, hold, sell, exchange pledge, collect pay, underwrite, and in any manner deal in stocks, bonds, notes, certificates of indebtedness, debentures, mortgages (first or otherwise), bank acceptances, drafts, certificates of interest, securities, obligations, and in general any property or rights (legal or equitable) owned, held, created, or issued by or representing any interest in any corporation (including a professional corporation incorporated to provide medical services), business trust, trust, partnership, or other organization whether domestic or foreign, any individual, the United States of America or any of the several states or possessions or any political subdivisions or agencies of the same, or foreign governments or political subdivisions of such foreign governments.
     (h) Trustees shall have full and exclusive power and authority to demand, sue for, claim, and receive any and all royalties, rents, bonuses, income, dividends, and payments due from the property held by the trust, or from any other property conveyed to the trust, and trustees shall have full and exclusive power and authority to hold, handle, operate, and manage the property, and to distribute the income and proceeds from such property, as provided in this instrument.
     (i) Trustees shall acquire, hold, manage, sell, invest, and reinvest the shares of Laboratory Medicine Consultants, Ltd. and collect the income from them, with full power and authority to vote the shares in any corporate matter together with any shares or property in which the principal of this trust shall be invested, as trustees shall deem best in their absolute discretion. Trustees shall have full and exclusive power and authority to perform any and all acts above-referenced and all and every act required to be done regarding the shares.

     Majority Decision. The concurrence of all trustees shall not be necessary to the validity of any action taken by them, but the decision or action of a majority of trustees shall be conclusive and binding as the act and decision of trustees as a whole. Without limiting the generality of the foregoing, the action of a majority of the trustees shall be required for the election of directors of Laboratory Medicine Consultants, Ltd. However, trustees that are not licensed as physicians under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto) shall abstain from any decision regarding the rendering of professional medical services. In such instances, the decision or action of a majority of trustees licensed as physicians under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto) shall be conclusive and binding as the act and decision of trustees as a whole.
     Operation of Business. In addition to all other powers granted to trustee by law or by this trust instrument, trustees shall have the power to hold, retain, and operate, solely at the risk of the trust estate, any business enterprise that may be transferred to the trust estate whether organized as a sole proprietorship, partnership, or corporation (including a professional corporation incorporated to provide medical services); to do and perform all acts that trustees in trustees’ collective and absolute discretion deem necessary or advisable in the operation of the business; and to dissolve, liquidate, or sell the business at such time and on such terms as trustees in trustees’ collective and absolute discretion deems in the best interest of the trust estate. To the extent that a business acquired by the trust is a professional medical corporation or other physician practice, only those trustees licensed as physicians under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto) shall participate in any vote or decision making regarding the rendering of professional medical services.
     Limitations.
     (a) Certain Obligations of Trust to the Holders of the Contingent Notes. With reference to that certain Purchase Agreement (capitalized terms used herein and not defined having the meanings set for in said Purchase Agreement) made and entered into as of December 3, 2007, by and among Aurora Diagnostics, LLC, a Delaware limited liability company; trustor, this Trust, and the Owners named therein, until the Contingent Notes have been paid in full, Trust represents, warrants and covenants as follows:
          (i) Trust will file a certificate as a business trust under NRS 88A.030 and will remain in good standing under the laws of the State of Nevada as a business trust.
          (ii) Trust has not and shall not, without the written consent of the Owners’ Representative:
               (A) engage in any business or activity other than the ownership of the Interests in Laboratory Medicine Consultants, Ltd.;
               (B) acquire or own any assets other than the Interests in Laboratory Medicine Consultants, Ltd.,

               (C) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (except as permitted pursuant to Section 1.4(c) of the Purchase Agreement), or change its legal structure;
               (D) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the State of Nevada, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;
               (E) own any subsidiary, or make any investment in, any Person, except in connection with the Business;
               (F) commingle its assets with the assets of any other Person;
               (G) fail to maintain its records, books of account, bank accounts, accounting records and other entity documents sufficient to satisfy’ the Trust’s obligations with respect to the calculation of EBITDA and Cumulative EBITDA, including providing the Owners’ Representative with reasonable access to the Books and Records of the Company;
               (H) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
               (I) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
               (J) (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any bankruptcy laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors; or
               (K) fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds; provided, however, that any such failure to remain solvent will not constitute a breach of this covenant if cash flow from the Interests in Laboratory Medicine Consultants, Ltd. is insufficient for Trust to remain solvent.
          (iii) Trust shall not change or permit to be changed (i) Trust’s name, (ii) Trust’s identity (including its trade name or names), (iii) Trust’s principal place of business, (iv) Trust’s certification under Nevada law, or (v) Trust’s Nevada state organizational identification number or federal employer identification number, without in each case first obtaining the prior written consent of the Owners’ Representative. In addition, Trust shall not, without first obtaining the prior written consent of the Owners’

Representative, change or permit to be changed any organizational documents of Trust if such change would adversely impact the covenants set forth in herein.
SECTION SEVEN
RESTRICTIONS ON THE POWERS OF TRUSTEES
     With the exception of Marcus Erling, M.D., or a successor Physician Trustee licensed as a physician under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto), trustees shall not participate in, direct, control, or influence any decisions regarding the rendering of professional medical services of any employee and/or independent contractor of a professional medical corporation purchased and/or operated by the trust. Any decisions regarding the rendering of professional medical services will solely be the province of Marcus Erling, M.D. or a similarly licensed successor.
SECTION EIGHT
DUTIES OF TRUSTEES
     It shall be the duty of trustees to faithfully and diligently administer this trust as would diligent and prudent persons acting in their own behalf; to exercise prudence and economy in the business of the trust; to act in good faith, and only for the best interests of the trust; and, at the termination of the trust, to render and to deliver all the properties and funds of the trust.
SECTION NINE
REMOVAL, RESIGNATION, AND REPLACEMENT OF TRUSTEES
     Trustees may be removed at any time by trustor by written notice to trustees. Trustees shall not have the power to remove a trustee from office. Trustees may resign by providing at least 60-days written notice to trustor. Until the accounts of a trustee are settled and a trustee is discharged, a trustee shall continue to have all the powers and discretions granted to it under this agreement or conferred by law.
     In the event of any vacancy of trustees occurring by death, disability, removal, resignation, or for any other reason, trustor may by written instrument appoint a successor trustee. The successor trustee, on executing a written acceptance of the trusteeship and on the settlement of the accounts and discharge of the prior trustee, shall be vested, without further act on the part of anyone, with all the estate, title, powers, duties, immunities, and discretions granted to the original trustee.
     In the event of the death, disability, removal, resignation of Marcus Erling, M.D. and there are no remaining trustees that are licensed as a physician under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto), trustor will appoint a replacement Physician Trustee who must be licensed as a physician under Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto) within ninety (90) day(s).
SECTION TEN
LIABILITY OF TRUSTEES
     No trustee, agent, or other representative appointed pursuant to any provision of this trust instrument shall be liable for any act or default on the part of any co-trustee, agent, attorney, employee, or representative.
     No trustee licensed as a physician will be liable for a violation of Chapter 89 or Chapter 630 of the Nevada Revised Statutes (or the equivalent successor thereto).
     No trustee shall be liable for any negligence or error in judgment, or for any act or omission, except for his or her own willful breach of trust.
     No trustee shall be required to give any bond or surety to secure the performance of the trust.
     Every act or thing done or omitted, and every power exercised or obligation incurred by trustees or any of them in the administration of the Trust or in connection with any business, property, or concern of the Trust, whether ostensibly in their own names or in their trust capacity, shall be done, omitted, exercised, or incurred by them as trustees and not as individuals.
     Every person contracting or dealing with trustees or having any debt, claim, or judgment against them or any of them shall look only to the funds and property of the Trust for payment or satisfaction. No trustee shall ever be personally liable for or on account of any contract, debt, tort, claim, damage, judgment, or decree arising out of, or preservation of, the trust estate or the conduct of any business of the Trust.
SECTION ELEVEN
REIMBURSEMENT AND INDEMNIFICATION OF TRUSTEES
     Each trustee shall be indemnified by and reimbursed from the trust estate for any personal liability, loss, or damage incurred or suffered by him or her, including liability, loss or damage resulting from torts, in the administration of the trust estate or in conducting any business or performing any act authorized or permitted by this trust instrument or any amendment to this trust instrument, except such as may arise from his or her own willful breach of trust; but such indemnity or reimbursement shall be limited to the trust estate.

SECTION TWELVE
TRANSACTIONS WITH THIRD PERSONS
     No person or corporation dealing with trustee shall be required to investigate trustee’s authority for entering into any transaction or to administer the application of the proceeds of any transaction.
SECTION THIRTEEN
EMPLOYMENT OF AGENTS: EXPENSES OF TRUST
     Trustees may employ agents, including counsel, and pay them reasonable compensation. Trustees shall be entitled to reimbursement for such payments and for all other reasonable expenses and charges of the trust out of principal or income, as trustees shall determine.
SECTION FOURTEEN
AMENDMENT BY TRUSTEES
     This trust instrument may be amended in any particular by not less than a majority of the trustees, at any time by an instrument in writing, signed by not less than a majority of the trustees setting out the amendments; provided, however, that any amendment affecting the rights, duties and obligations of the Physician Trustee hereunder shall also require the approval of the Physician Trustee. This instrument and any amendments to it may be filed for record in such places as the trustees may designate.
SECTION FIFTEEN
DURATION AND TERMINATION BY TRUSTEES
     Unless sooner terminated according to other provisions of hereunder, this Trust shall terminate on the last day on which the Trust could exist under applicable law. On termination of a Trust under this Section, its Trustees shall forthwith transfer all of the net assets then contained in such trust (i) to the Trust’s then income beneficiary or, if there is no income beneficiary as such, (ii) to the beneficiary to whom distributions of the income of such Trust might then properly be made (or, if there be more than one beneficiary, then to such beneficiaries according to their then respective apparent proportionate interests in such Trust as determined in the reasonable discretion of such Trustee).
     Trustees, or majority of them, may terminate and dissolve this Trust at any time.
     On the termination of this Trust by any cause, trustees shall liquidate the trust estate, wind up its affairs, and dispose of its property and assets at public or private sales, and, after discharging all legal obligations of the Trust, shall distribute the proceeds to the beneficiary.

     Any duties of the trustees pursuant to this Section 15 shall be subject to those limitations set forth in the third paragraph of Section 4 of this trust agreement.
SECTION SIXTEEN
DISTRIBUTION ON LIQUIDATION OF PROFESSIONAL CORPORATION
     In the event of the liquidation of Laboratory Medicine Consultants, Ltd., the trustees may promptly collect or procure, pay over and deliver, or have assigned and set apart to the trustor such money or property as shall, at the time of the liquidation and after extinguishing all the liabilities of the liquidating corporation, be payable on, or represented by, the shares of stock in Laboratory Medicine Consultants, Ltd.
SECTION SEVENTEEN
GOVERNING LAW
     This Trust shall be governed and construed in all respects according to the laws of Nevada.
SECTION EIGHTEEN
BINDING EFFECT
     This agreement shall be binding on the trustor, successors and assigns, and trustees and trustees’ successors and assigns. If any provision of this Trust Agreement is adjudged invalid or is unenforceable for any reason, the remaining provisions shall be carried into effect and shall be operative.
SECTION NINETEEN
COUNTERPARTS
     This trust agreement may be executed in counterparts, each of which shall be deemed an executed original and all of which together shall constitute one and the same instrument.
[The remainder of this page is left intentionally blank;
Signature Pages follow.]

     The parties have executed this trust instrument as of the day and year first above written.

TRUSTOR: Aurora LMC, LLC
By:	/s/ Martin J. Stefanelli
Martin J. Stefanelli
Vice President, Chief Operating Officer and Secretary

ACCEPTANCE BY TRUSTEES
     We certify that we have read the foregoing Revocable Trust Agreement and understand the terms and conditions upon which the trust estate is to be held and managed by us as Trustees. We accept the Revocable Trust Agreement in all particulars and acknowledge receipt of the trust property described in Exhibit A attached hereto, identified by our signatures.

/s/ James C. New
James C. New
Sworn to and subscribed before me this 27 day of November, 2007

/s/ Lisa C. Allen
Notary Public

(Seal)

/s/ Martin J. Stefanelli
Martin J. Stefanelli
Sworn to and subscribed before me this 28 day of November, 2007

/s/ Lisa C. Allen
Notary Public

(Seal)

/s/ Marcus Erling, M.D.
Marcus Erling, M.D.
Sworn to and subscribed before me this 29 day of November, 2007

/s/ Leonard Lee Schmidt
Notary Public

(Seal)

S-1

EXHIBIT A
$10.00, as the initial principal contributed to the Trust by trustor, together with any contributions by trustor after
the date hereof for the purposes set forth in Section Two
Exhibit A